United States securities and exchange commission logo





                      March 15, 2022

       Kevin S. Cavanah
       Chief Financial Officer
       Matrix Service Company
       5100 E. Skelly Drive, Suite 500
       Tulsa, OK 74135

                                                        Re: Matrix Service
Company
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2021
                                                            Filed September 13,
2021
                                                            File No. 001-15461

       Dear Mr. Cavanah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction